Exhibit 99.1

FTE NETWORKS COMMON STOCK BEGINS TRADING ON OTC PINK® MARKET

NAPLES, FL (December 10, 2015) - FTE Networks, Inc. (OTC Pink: FTNW), a premier provider of infrastructure solutions services in the telecommunications and technology vertical, today announced that its common stock has been approved for trading on the OTC Pink® Open Market, operated by OTC Markets Group Inc. The ticker symbol is FTNW.

The common stock is currently trading on OTC Pink, and the Company anticipates that its common stock will upgraded to the OTCQX® Best Market, also operated by OTC Markets Group Inc., in early 2016.

Michael Palleschi, CEO of FTE Networks stated, “This is a major milestone in the development of our company. We believe that the higher profile we have from being a public company will enhance our credibility in the telecoms and technology markets we serve.”

He added, “For all our shareholders, new and old, we believe we have high growth potential and plan to continue to build a strong business, which will result in increased shareholder value for all. We have commenced an active investor communications program, and look forward to updating investors on a regular basis.”

“I would like to take this opportunity to thank the staff at FTE Networks who have given so much more than just their time and their talents. They have given their passion to our company. This achievement is their achievement, and we look forward to even greater accomplishments in the future,” concluded Mr. Palleschi.

U.S. investors can find current financial disclosure and Real-Time Level 2 quotes for FTE Networks at http://www.otcmarkets.com/stock/FTNW/quote.

About FTE Networks, Inc.
FTE Networks, Inc. is a vertically integrated company with an international footprint. Since its inception, FTE Networks has steadily advanced its management, operational and technical capabilities to become a leading provider of services to the telecommunications and wireless sector with a focus on turnkey solutions. FTE Networks provides a comprehensive array of services centered on quality, efficiency and customer service.

Forward Looking Statements
This release may contain forward-looking statements relating to the business of FTNW. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. These statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated, believed, estimated or expected. These risks and uncertainties are described in detail in our filings with the Securities and Exchange Commission. Forward-looking statements are based on FTNW's current expectations and beliefs concerning future developments and their potential effects on FTNW. There is no assurance that future developments affecting FTNW will be those anticipated by FTNW. FTNW undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws.

Company Contact Details:

FTE Networks, Inc.

999 Vanderbilt Beah Rd., Suite 601

Naples, FL 23108

(877) 878-8136

Email: ir@ftenet.com

Investor Relations Contact:

Porter, LeVay & Rose

Michael Porter or Matthew Abenante

(212) 564-4700

Email: matthew@plrinvest.com